Exhibit 99.1
News Release
Corporate Offices
35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777 Fax: 585-352-7788
Contact:

Charles P. Hadeed, President and COO	Van Negris / Lexi Terrero
John J. Zimmer, Vice President of Finance and CFO	Van Negris & Company, Inc. – 212-759-0290
Transcat, Inc.
585-352-7777	Robert Cavosi Broadgate Consultants, LLC – 212-493-6981
FOR IMMEDIATE RELEASE
Transcat Announces Fiscal Year 2007 Third Quarter and Nine Month Results;
Net Sales Increase by 6.2% and 7.2% Respectively;
Operating Income Increases by 78.9% and 27.4% Respectively
ROCHESTER, NY — January 17, 2007 — Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for the fiscal year 2007 third quarter and nine months ended December 23, 2006.

Fiscal Year 2007 Third Quarter and Nine Month Overview
•	Net sales increased 6.2% to $17.2 million in the fiscal year 2007 third quarter and 7.2% to $47.6 million in the fiscal year 2007 nine months, in each case as compared to the comparable period in the prior fiscal year.

•	Operating income for the fiscal year 2007 third quarter and nine months was $2.3 million and $3.2 million, respectively. Excluding recognition of a $1.5 million previously deferred gain on sale of the TPG operating unit, operating income for the fiscal year 2007 third quarter of $0.8 million, increased by $0.3 million or 78.9% compared to the fiscal year 2006 third quarter and operating income for the fiscal year 2007 nine months of $1.7 million, increased $0.3 million or 27.4% compared to the fiscal year 2006 nine months.

•	Net income of $1.2 million for the fiscal year 2007 third quarter increased by $0.9 million from the fiscal year 2006 third quarter. Net income for the fiscal year 2007 nine months was $1.6 million compared to net income of $0.8 million for the same period in fiscal year 2006. Excluding the TPG gain (net of the reversal of a related deferred tax asset of $0.6 million), net income for the fiscal year 2007 third quarter and nine months was $0.3 million and $0.7 million, respectively.

•	Earnings per share for the fiscal year 2007 third quarter were $0.16 per diluted share compared to $0.04 per diluted share for the fiscal year 2006 third quarter. Earnings per share for the fiscal year 2007 nine months were $0.21 per diluted share compared to $0.11 per diluted share for the fiscal year 2006 nine months.
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Transcat, Inc.
Page Two - January 17, 2007
•	Distribution Products — Net sales increased 6.9% to $12.3 million in the fiscal year 2007 third quarter from $11.5 million in the fiscal year 2006 third quarter. Distribution Products gross profit ratio for the fiscal year 2007 third quarter increased 3.1 points to 27.4% from the fiscal year 2006 third quarter. Purchase rebates earned in the fiscal year 2007 third quarter in excess of those earned in the fiscal year 2006 third quarter accounted for 2.1 points of the increase. Net sales increased 8.0% to $32.7 million for the fiscal year 2007 nine months from $30.3 million in the fiscal year 2006 nine months. For the fiscal year 2007 nine months, the gross profit ratio increased 1.7 points to 26.1% from the fiscal year 2006 nine months. Excluding the impact of rebates, gross profit ratio for the fiscal year 2007 nine months increased 0.5 points from the fiscal year 2006 nine months.

•	Calibration Services — Net sales increased 4.5% to $4.9 million in the fiscal year 2007 third quarter from $4.7 million in the fiscal year 2006 third quarter. Calibration Services gross profit ratio for the fiscal year 2007 third quarter decreased 3.5 points to 19.0% from the fiscal year 2006 third quarter. For the fiscal year 2007 nine months, Calibration Services net sales increased 5.6% to $14.9 million from $14.1 million. For the fiscal year 2007 nine months, Calibration Services gross profit margin decreased by 4.8 points to 21.3% from the fiscal year 2006 nine months. The decrease in gross profit ratio for both the fiscal year 2007 third quarter and nine month periods was due to our sales growth and associated costs coming from our acquisition of NWCI in the fourth quarter of the fiscal year 2006, and the rate of investment in lab expenses exceeding the rate of growth in our organic sales.
Operations Review
Carl E. Sassano, Chairman of the Board and Chief Executive Officer, stated: “During the fiscal year 2007 third quarter, Transcat reached a significant milestone by fulfilling its obligations under the Fluke Distribution Agreement. We continue to be a major authorized distributor of Fluke products, but we are no longer contractually committed to minimum purchase requirements. We are also encouraged by the level of sales activity in our Calibration Services business while maintaining steady growth in the Distribution Products business.
“On a year-to-date basis, our Distribution Products sales are up 8.0% over the prior year, consistent with our expectations. Our gross profit ratio has also improved due to realizing a higher margin on products sold to our direct customers.
“For the nine months of the fiscal year 2007, our Calibration Services sales growth has been driven by the acquisition of NWCI, which we acquired in the fourth quarter of fiscal 2006. In the third quarter, we adjusted our sales force incentive plans to improve our growth in this segment.
“In addition to the positive trends in our operating results, we also strengthened our balance sheet by entering into a $10 million revolving credit facility with JP Morgan Chase in November 2006. As of December 23, 2006, we had $4.4 million outstanding on this facility, most of which was used to retire our previous line of credit with GMAC. Due to the terms of the new facility, this debt is no longer classified as a current liability on our balance sheet. The new credit facility will reduce our cost of borrowing and provide additional working capital to support the continued growth of our business.”
Looking Ahead
Mr. Sassano continued: “We anticipate that the fourth quarter of our fiscal year will be our strongest quarter, reflecting normal seasonality, bolstered by having 14 weeks in the fiscal year 2007 fourth quarter compared to 13 weeks in the fiscal year 2006 fourth quarter. We expect that year-over-year growth in Distribution Product sales to direct customers should continue in the fiscal year 2007 fourth quarter. Sales through our indirect sales channels may decline as we focus on improving our gross profit percentage for that channel.
“We are also focused on growth in our Calibration Services business in the fiscal year 2007 fourth quarter to leverage the investments we have made and improve our gross margin. We continue to believe that bundling our Distribution Products sales and Calibration Services provides significant value to our customers and gives us both competitive advantages and operating efficiencies.
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Transcat, Inc.
Page Three - January 17, 2007
“Our solid operating results, the completion of our purchase obligations under the Fluke distribution agreement and the refinancing of our credit facility provide continuing evidence of the successful execution of our strategy. We are operating from a very strong foundation and we are committed to continue to identify opportunities to grow our business that are consistent with that strategy.”
Fiscal Year 2007 Third Quarter Financial Summary
For the fiscal year 2007 third quarter, net sales were $17.2 million, an increase of $1.0 million or 6.2%, compared with net sales of $16.2 million for the fiscal year 2006 third quarter. Distribution Products net sales for the fiscal year 2007 third quarter were $12.3 million, an increase of $0.8 million or 6.9%, compared with net sales of $11.5 million for the fiscal year 2006 third quarter. Calibration Services net sales for the fiscal year 2007 third quarter were $4.9 million, an increase of $0.2 million or 4.5%, compared with net sales of $4.7 million for the fiscal year 2006 third quarter.
For the fiscal year 2007 nine months, net sales were $47.6 million, an increase of $3.2 million or 7.2%, compared with net sales of $44.4 million for the fiscal year 2006 nine months. Distribution Products net sales for the fiscal year 2007 nine months were $32.7 million, an increase of $2.4 million or 8.0%, compared with net sales of $30.3 million for the fiscal year 2006 nine months. Calibration Services net sales for the fiscal year 2007 nine months were $14.9 million, an increase of $0.8 million or 5.6%, compared with net sales of $14.1 million for the fiscal year 2006 nine months.
Net income for the fiscal year 2007 third quarter increased by $0.9 million to $1.2 million, or $0.16 per diluted share, compared to $0.04 per diluted share, in the fiscal year 2006 third quarter. Net income for the fiscal year 2007 nine months was $1.6 million, or $0.21 per diluted share, compared to $0.8 million, or $0.11 per diluted share for the fiscal year 2006 nine months.
In evaluating the Company’s results for the fiscal year 2007 third quarter and nine months, the following factors should be taken into account:
▪	Both the third quarter and nine month operating results include the recognition of a previously deferred gain of $1.5 million from the sale of Transmation Products Group (“TPG”) to Fluke Electronics Corporation, which occurred in fiscal year 2002. Although the sale of TPG occurred in fiscal year 2002, Transcat had entered into a distribution agreement in connection with the transaction and was precluded from recognizing the gain at that time because the distribution agreement required Transcat to purchase a pre-determined amount of inventory during each calendar year from 2002 to 2006. In December 2006, Transcat’s purchases exceeded the required amount for calendar year 2006, as they had in each of the prior four years which fulfilled the obligation and triggered the recognition of the gain in the fiscal year 2007 third quarter.

▪	Product purchase rebates received in the fiscal year 2007 third quarter were approximately $0.3 million higher than those received in the fiscal year 2006 third quarter due to increased year over year growth in the Company’s purchases of products subject to rebate.

▪	The Company adopted SFAS 123R, which requires the expensing of stock options, at the beginning of the fiscal year 2007. Approximately $60,000 of stock option expense was recorded in the current quarter and $0.3 million has been recorded year to date.

▪	Results for the fiscal year 2007 third quarter include a $0.9 million provision for income taxes and $1.1 million has been recorded year to date. Approximately $0.6 million of these amounts relate to the gain on the sale of TPG. In the fiscal year 2006 third quarter and nine months, the provisions for income taxes were offset by an equal reduction in the Company’s deferred tax asset valuation allowance with no impact on net income. A large portion of the Company’s deferred tax asset valuation allowance was reversed in the fiscal year 2006 fourth quarter.

▪	On December 23, 2006, the Company adopted a post-retirement benefit plan for certain retirees, including officers, who meet minimum service requirements. The Company has recorded a liability and a reduction of stockholders’ equity on its balance sheet at December 23, 2006 for $0.2 million related to this plan in accordance with the early adoption of SFAS 158.
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Transcat, Inc.
Page Four - January 17, 2007
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration and repair services through eleven Calibration Centers of Excellence strategically located across the United States, Canada and Puerto Rico to approximately 8,000 customers. To support the Company’s customers’ requirements, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.
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- Statistical Tables Follow –

Transcat, Inc.
Page Five - January 17, 2007
Transcat, Inc.
Consolidated Statements Of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December	December	December	December
	23, 2006	24, 2005	23, 2006	24, 2005
Product Sales	$12,296	$11,500	$32,713	$30,297
Service Sales	4,944	4,733	14,907	14,120

Net Sales	17,240	16,233	47,620	44,417

Cost of Products Sold	8,926	8,704	24,170	22,917
Cost of Services Sold	4,003	3,674	11,731	10,431

Total Cost of Products and Services Sold	12,929	12,378	35,901	33,348

Gross Profit	4,311	3,855	11,719	11,069

Selling, Marketing, and Warehouse Expenses	2,155	2,256	6,097	6,199
Administrative Expenses	1,403	1,178	4,013	3,607

Total Operating Expenses	3,558	3,434	10,110	9,806

Gain on TPG Divestiture	1,544	–	1,544	–

Operating Income	2,297	421	3,153	1,263

Interest Expense	84	98	268	321
Other Expense	145	34	265	130

Total Other Expense	229	132	533	451

Income Before Income Taxes	2,068	289	2,620	812
Provision for Income Taxes	861	–	1,050	–

Net Income	$1,207	$289	$1,570	$812

Basic Earnings Per Share	$0.17	$0.04	$0.23	$0.12
Average Shares Outstanding	6,938	6,682	6,919	6,611

Diluted Earnings Per Share	$0.16	$0.04	$0.21	$0.11
Average Shares Outstanding	7,428	7,288	7,415	7,196
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Transcat, Inc.
Page Six - January 17, 2007
Transcat, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December	March
	23, 2006	25, 2006
ASSETS
Current Assets:
Cash	$138	$115
Accounts Receivable, less allowance for doubtful accounts of $83 and $63 as of December 23, 2006 and March 25, 2006, respectively	7,863	7,989
Other Receivables	626	–
Finished Goods Inventory, net	4,145	3,952
Prepaid Expenses and Deferred Charges	1,025	732
Deferred Tax Asset	1,059	1,038

Total Current Assets	14,856	13,826
Property, Plant and Equipment, net	2,593	2,637
Assets Under Capital Leases, net	1	50
Goodwill	2,967	2,967
Prepaid Expenses and Deferred Charges	101	113
Deferred Tax Asset	727	1,624
Other Assets	266	271

Total Assets	$21,511	$21,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,417	$4,219
Accrued Payrolls, Commissions, and Other	1,748	2,530
Income Taxes Payable	–	102
Current Portion of Term Loan	–	667
Capital Lease Obligations	3	56
Revolving Line of Credit	–	3,252
Current Portion of Postretirement Benefit Obligation	21	–

Total Current Liabilities	6,189	10,826
Term Loan, less current portion	–	353
Revolving Line of Credit	4,359	–
Deferred Compensation	116	118
Deferred Gain on TPG Divestiture	–	1,544
Postretirement Benefit Obligation, less current portion	225	–

Total Liabilities	10,889	12,841

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,195,820 and 7,048,028 shares issued as of December 23, 2006 and March 25, 2006, respectively; 6,929,472 and 6,791,240 shares outstanding as of December 23, 2006 and March 25, 2006, respectively	3,598	3,524
Capital in Excess of Par Value	5,152	4,641
Warrants	329	329
Unearned Compensation	–	(15)
Accumulated Other Comprehensive Gain	36	181
Retained Earnings	2,445	875
Less: Treasury Stock, at cost, 266,348 and 256,788 shares as of December 23, 2006 and March 25, 2006, respectively	(938)	(888)

Total Stockholders’ Equity	10,622	8,647

Total Liabilities and Stockholders’ Equity	$21,511	$21,488

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Transcat, Inc.
Page Seven - January 17, 2007
Transcat, Inc.
Consolidated Statements Of Cash Flows
(In Thousands)

	(Unaudited)
	Nine Months Ended
	December	December
	23, 2006	24, 2005
Cash Flows from Operating Activities:
Net Income	$1,570	$812
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	975	–
Depreciation and Amortization	1,226	1,009
Provision for Returns and Doubtful Accounts Receivable	54	5
Provision for Slow Moving or Obsolete Inventory	52	6
Common Stock Expense	349	78
Amortization of Unearned Compensation	38	35
Gain on TPG Divestiture	(1,544)	–
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(537)	306
Inventory	(245)	299
Prepaid Expenses, Deferred Charges and Other	(700)	(796)
Accounts Payable	198	912
Accrued Payrolls, Commissions and Other	(798)	(272)
Income Taxes Payable	(102)	(12)

Net Cash Provided by Operating Activities	536	2,382

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(709)	(604)

Net Cash Used in Investing Activities	(709)	(604)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	1,107	(1,465)
Payments on Term Loans	(1,020)	(591)
Payments on Capital Leases	(53)	(48)
Issuance of Common Stock	161	353

Net Cash Provided by (Used in) Financing Activities	195	(1,751)

Effect of Exchange Rate Changes on Cash	1	5

Net Decrease in Cash	23	32
Cash at Beginning of Period	115	106

Cash at End of Period	$138	$138

Supplemental Disclosures of Cash Flow Activity:
Cash paid during the period for:
Interest	$278	$326
Income Taxes	$177	$42

Supplemental Disclosure of Non-Cash Financing Activity:
Treasury Stock Acquired in Cashless Exercise of Stock Options	$50	$–
Non-Cash Issuance of Common Stock	$109	$63
Expiration of Warrants from Debt Retirement	$–	$101
Disposal of Fully Reserved Obsolete Inventory	$–	$93
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